Exhibit 4.31

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

BY AND AMONG

FIRST WIN TECHNOLOGIES LTD.,

NOAH EDUCATION HOLDINGS LTD.

AND

MR. BENGUO TANG

DATED JUNE 8, 2011

i

ii

STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement”) is dated June 8, 2011 by and among First Win Technologies Ltd. (“Purchaser”), a company organized under the Laws of the British Virgin Islands, Noah Education Holdings Ltd. (“Seller”), an exempted company incorporated under the Laws of the Cayman Islands, being the sole stockholder of Well Profit Creation Limited (the “Company”), a limited liability company organized under the Laws of Hong Kong, and Mr. Benguo Tang (“Mr. Tang”), holder of PRC passport no. G21933333 and owner of 100% issued share capital of Purchaser.

W I T N E S S E T H:

WHEREAS, Seller owns 10,000 shares (the “Shares”) of common stock, par value HKD1.00, of the Company, such Shares representing all of the outstanding shares of capital stock of the Company;

WHEREAS, Seller desires to sell, and Purchaser, a shareholder holding 14.51% of Seller’s outstanding ordinary shares, desires to purchase, the Shares (the “Transaction”);

WHEREAS, the parties hereto entered into a Stock Purchase Agreement dated March 31, 2011 (the “Original SPA”) with respect to the Transaction;

WHEREAS, the parties hereto desire to amend and restate the Original SPA on the terms herein provided; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Action” shall mean any action, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity relating to this Agreement or the transactions contemplated hereby.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Balance Sheet Date” shall mean January 31, 2011.

“Balance Sheet Date Balance Sheet” shall mean the unaudited consolidated and consolidating balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date prepared in conformity with GAAP.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the British Virgin Islands, the Cayman Islands, the PRC and Hong Kong.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords and other parties, and any evidence of indebtedness issued or guaranteed by any Governmental Entity.

“Company Subsidiaries” shall mean Noah Education Development (Chengdu) Co., Ltd., Chengdu Zhiyuan Noah Education Technology Co., Ltd., Chengdu Innovative Noah Electronic Co., Ltd., Innovative Noah Electronic (Shenzhen) Co., Ltd. and New Noah Technology (Shenzhen) Co., Ltd., and for the purpose of this Agreement only, Shenzhen Zhiyuan Noah Internet Co., Ltd.

“Confidentiality Agreement” shall mean the confidentiality agreement dated March 30, 2011 between Seller and Purchaser.

“Contract” shall mean any written agreement, contract or instrument including all amendments thereto.

“Execution Date Balance Sheet” shall mean the unaudited consolidated and consolidating balance sheet of the Company and the Company Subsidiaries as of March 31, 2011 prepared in conformity with GAAP.

“Financial Debt” shall mean all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money.

“First Installment” shall mean the amount equal to 40% of the Total Purchase Price minus the deposit of U.S. Dollar 500,000 (five hundred thousand) which has already been paid before Execution Date.

“Franklin Business” shall mean the business operations of Innovative Noah Electronic (Shenzhen) Co., Ltd. pursuant to its sales contract with Franklin Electronic Publishers Inc.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Hong Kong” shall mean the Hong Kong Special Administrative Region.

“Intellectual Property” shall mean any of the following (a) patents and patent applications, (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, including intent-to-use registration applications, (c) registered and unregistered copyrights and applications for registration thereof, (d) Internet domain names and (e) trade secrets.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

“Material Action” shall mean any Action that involves amounts of dispute, settlement, compensation, fine or penalty of more than RMB1,000,000 (one million) in the aggregate.

“Material Contract” shall mean any Contract that involves consideration of more than RMB100,000 (one hundred thousand) in the aggregate.

“Material Adverse Effect” shall mean any change or effect having a material adverse effect on the results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that changes or effects relating to: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles or any other change or effect arising out of or relating to any proceeding, Action or Order before a Governmental Entity; (c) changes affecting industries, markets or geographical areas in which the Company or the Company Subsidiaries conduct their respective businesses; (d) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries including (i) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any of the Company Subsidiaries and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) conduct by the Company or any of the Company Subsidiaries not prohibited under this Agreement; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (h) any action required to be taken under any Law or Order or any existing Contract by which the Company or any of the Company Subsidiaries (or any of their respective properties) is bound; (i) any failure by the Company and the Company Subsidiaries to meet any internal projections or forecasts; (j) seasonal changes in the results of operations of the Company or any of the Company Subsidiaries or (k) any matter Known to Purchaser as of the date of this Agreement including a worsening thereof after the date hereof, in the case of each such matter described in the foregoing clauses (a) through (k) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company and the Company Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and the Company Subsidiaries.

“Net Debt” of the Company shall mean the sum of (i) the consolidated Financial Debt of the Company and the Company Subsidiaries, (ii) accrued and unpaid interest on such consolidated Financial Debt, and (iii) any dividend declared but unpaid by the Company and to the extent that such dividend relates to any period prior to Closing.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Pledged Seller Shares” shall mean 4,711,208 ordinary shares of Seller held by Purchaser.

“PRC” shall mean the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Pre-Execution Period” shall mean the period starting on February 1, 2011 and ending on March 31, 2011.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Second Installment” shall mean the amount equal to 30% of the Total Purchase Price plus the Second Installment Adjustment.

“Second Installment Adjustment” shall mean the amount equal to (i) the consolidated Cash and Cash Equivalents of the Seller Group and the Target Companies as set forth in the Balance Sheet Date Balance Sheet, minus (ii) the consolidated Cash and Cash Equivalents of the Seller Group and the Target Companies as set forth in the Execution Date Balance Sheet, plus (iii) the total investment income of the Seller Group and the Target Companies during the Pre-Execution Period, minus (iv) the sum of cash expenses incurred by the Seller Group during the Pre-Execution Period, minus (v) an inter-company balance owed by Changsha Little New Star Animation Digital Technology Co. Ltd. to the Target Companies on the Execution Date, minus (vi) the monthly salaries of the employees of the Seller Group and the Target Companies for the month of January 2011 that were paid in February 2011 (in the amount of RMB4,590,000), plus (vii) the receivables of the Franklin Business as of the Balance Sheet Date, plus (viii) the inventory of the Franklin Business as of the Balance Sheet Date, minus (ix) the bonus payment made out of the Target Companies’ account for the Seller Group (in the amount of RMB1,454,272.66), minus (x) the sum of cash expenses paid by the Target Companies for the Seller Group after the Execution Date (in the amount of RMB181,761.78), plus (xi) the sum of cash expenses paid by the Seller Group for the Target Companies after the Execution Date (in the amount of RMB598,430.34).

“Seller Group” shall mean Seller and its subsidiaries other than (i) the Target Companies, (ii) Global Ring Limited and its subsidiaries and (iii) Shenzhen Wentai Education Industry Development Co. Ltd. and its subsidiaries.

“Target Companies” shall mean the Company and the Company Subsidiaries.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all national, provincial, municipal, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Returns” shall mean all material returns, statements, forms and reports for Taxes (each, a “Return”) that are required to be filed by, or with respect to, the Company and the Company Subsidiaries on or prior to the Closing Date (taking into account any applicable extension of time within which to file).

“Third Installment” shall mean the amount equal to 30% of the Total Purchase Price.

“Total Purchase Price” shall mean the amount equal to RMB100,000,000 (one hundred million).

Section 1.2. Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

Section 1.3. Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication;

(b) the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, the Preamble and Recitals are references to articles, sections, annexes, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e) references to “day” or “days” are to calendar days;

(f) references to “the date hereof” shall mean as of the date of this Agreement;

(g) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j) references to “RMB” are to Renminbi Yuan, the lawful currency of the PRC.

Section 1.4. Annexes. The annexes (the “Annexes”) are incorporated into and form an integral part of this Agreement.

Section 1.5. Knowledge.

(a) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the current, actual knowledge of the individual(s) set forth in Annex B-1, without inquiry or investigation. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Company or any of the Company Subsidiaries, or any of their respective Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals has actual knowledge, without any implication that any such Person has made any inquiry or investigation as to the sending or receipt of such notice.

(b) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Purchaser” or words of similar import, it shall mean the current, actual knowledge of the individual(s) set forth in Annex B-2, without inquiry or investigation.

Section 1.6. Payment in U.S. Dollar and Exchange Rate. All payments to be made by a party hereto to another pursuant to this Agreement (including but not limited to First Installment, Second Installment and Third Installment) shall be made in U.S. Dollar, including all payments that are calculated or denominated in RMB in this Agreement, and the amount of each of such payments in U.S. Dollar shall be determined according to the median price of the indicative RMB-U.S. Dollar exchange rates ( ) announced by the China Foreign Exchange Trading System ( ) (as published on the official website of the People’s Bank of China) on (i) the Execution Date in the case of the First Installment and (ii) the date that is one (1) Business Day immediately prior to the date that such payment will be made in any other case.

Section 1.7. Effectiveness. This Agreement shall be effective upon the execution on the date of March 31, 2011 (“Execution Date”).

ARTICLE II

SALE OF SHARES

Section 2.1. Sale of Shares.

(a) Subject to and upon the fulfillment of the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the Closing Date (as defined below), the Shares at the Total Purchase Price. The Total Purchase Price shall be paid by Purchaser by wire transfer of immediately available funds to a designated account of Seller in the three installments as follows:

(i) the First Installment shall be paid in full by Purchaser within seven (7) Business Days after the Execution Date (the date of such payment, the “First Installment Date”);

(ii) the Second Installment shall be paid in full by Purchaser on the later of (A) the date that is three (3) months after the First Installment Date and (B) the Closing Date; and

(iii) the Third Installment shall be paid in full by Purchaser on the later of (A) the date that is six (6) months after the First Installment Date and (B) the date on which the Restructuring and the IP Arrangement (other than the procedures set forth in Sections 3.12 and 4.2 of the Restructuring Plan) have been substantially completed.

(b) Unless otherwise instructed by Seller at least two (2) Business Days prior to the relevant payment date, the First Installment, Second Installment and Third Installment shall be transferred by means of wire transfer to the following bank account of Seller:

Account Name: Noah Education Holdings Ltd.

Account #: 491-484143-838

Name of bank : The Hong Kong and Shanghai Banking Corporation Limited

SWIFT Code: HSBCHKHHHKH

Bank Address: HSBC Main Building, 1 Queen’s Road, Central, Hong Kong

(c) If the First Installment, the Second Installment or the Third Installment is not paid by Purchaser to Seller pursuant to this Section 2.1, the amount of the First Installment, the Second Installment and/or the Third Installment that is not paid shall bear an interest of 10% per annum that shall accrue daily and shall be calculated on the basis of actual days elapsed and a 360 days year respectively, starting from the due date of the applicable payment.

Section 2.2. Closing; Closing Deliverables.

(a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the sale referred to in Section 2.1 (the “Closing”) shall take place at the offices of Seller in Shenzhen, China as soon as practicable but in any event, within three (3) Business Days after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b) At the Closing, Seller shall deliver to Purchaser (i) a copy of the instrument of transfer transferring the Shares from Seller to Purchaser duly executed by Seller; (ii) an original share certificate, in the name of Purchaser, evidencing the Shares; and (iii) other applicable documents or instruments in connection with transactions set forth in the Restructuring Plan that have been completed before the Closing Date.

(c) At the Closing, Purchaser shall deliver to Seller (i) the original share certificate(s) representing the Pledged Seller Shares (the “Pledged Seller Share Certificates”) and (ii) if the Closing occurs after the date that is three (3) months after the First Installment Date, the Second Installment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser on the date hereof as follows:

Section 3.1. Due Organization, Good Standing and Corporate Power of Seller. Seller is an exempted company, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the Cayman Islands and has all requisite power (corporate or otherwise) and authority to execute and deliver this Agreement and perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.

Section 3.2. Authorization; Noncontravention. Seller has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Seller. No other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws or other equivalent charter documents, as applicable, of Seller, the Company or any Company Subsidiary, in each case, as amended to the date of this Agreement, (b) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.5, contravene any Law or any Order currently in effect, which, in the case of clause (b) above, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3. Ownership of Shares. All of the Shares are beneficially and of record owned by Seller, free and clear of all Liens. The consummation of the transactions contemplated by this Agreement will convey to Purchaser good title to the Shares, free and clear of all Liens, except for those created by Purchaser or arising out of ownership of the Shares by Purchaser and other than restrictions on transfer of unregistered securities arising under applicable securities Laws.

Section 3.4. Company and Company Subsidiaries

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not be reasonably likely to have a Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not be reasonably likely to have a Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Company Subsidiary or the nature of the business conducted by such Company Subsidiary makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of Seller, (i) no Company Subsidiary is in breach of or default under any Material Contract to which it is a party; (ii) no other party to any Material Contract is in breach thereof or default thereunder; and (iii) none of the Company Subsidiaries has received any notice of termination, cancellation or breach of or default under any Material Contract.

(d) There are no Material Actions by or against any Company Subsidiary or affecting the business or any of the assets of any Company Subsidiary pending before any Governmental Entity. None of the Company Subsidiaries or any of their respective assets or properties is subject to any Order which has had or is reasonably expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5. Consents and Approvals. No consent of or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the consents or filings that are not required to be received or made by the date hereof and (b) any other consents or filings which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6. Broker’s or Finder’s Fee. Except for the fees of William Blair & Company, L.L.C. (whose fees and expenses shall be paid by Seller in accordance with Seller’s agreements with William Blair & Company, L.L.C.), no Person acting on behalf of Seller is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Seller or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.7. Exclusivity of Representations. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller with respect to the Company and the Company Subsidiaries, including the assets of each of them. Seller hereby disclaims any other express or implied representations or warranties with respect to itself or any of its subsidiaries. Except as expressly set forth herein, the condition of the assets of the Company or any of the Company Subsidiaries shall be “as is” and “where is” and Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller on the date hereof as follows:

Section 4.1. Due Organization, Good Standing and Corporate Power. Purchaser is a company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the British Virgin Islands and has the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Purchaser.

Section 4.2. Authorization; Noncontravention. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, the consummation by it of the transactions contemplated hereby and the performance by its obligations hereunder have been duly authorized and approved by the Board of Directors of Purchaser. No other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation or by-laws or other equivalent charter documents of Purchaser, as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Purchaser is a party or by which Purchaser or any of their respective assets is bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3, contravene any Law or any Order currently in effect.

Section 4.3. Consents and Approvals. No consent of or filing with any Governmental Entity or any other third party which has not been received or made, is necessary or required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser, as the case may be, of any of the transactions contemplated by this Agreement.

Section 4.4. Broker’s or Finder’s Fee. No Person acting on behalf of Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 4.5. Funds. Purchaser has sufficient cash or capital resources to perform its obligations hereunder, including paying the First Installment, the Second Installment and the Third Installment. The obligations of Purchaser under this Agreement are not contingent on the availability of financing.

Section 4.6. Exclusivity of Representations. The representations and warranties made by Purchaser in this Article IV are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself.

ARTICLE V

COVENANTS

Section 5.1. Confidentiality. Purchaser and Mr. Tang shall keep confidential, and shall cause their respective Representatives to keep confidential, and not disclose to any other Person the Confidential Information except as the parties may mutually agree otherwise; provided that Purchaser or Mr. Tang may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Government Entity, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, to the extent permissible under the applicable Law, (ii) to any Government Entity to the extent reasonably required for the purposes of the Tax affairs of the party or any of its Representatives, or (iii) to its or his Representatives as necessary to the performance of its obligations in connection herewith so long as such Person agrees to maintain the confidentiality of the Confidential Information so disclosed.

“Confidential Information” means any non-public information with respect to the Company, any Company Subsidiary, Seller or any of Seller’s Affiliates obtained by Purchaser or Mr. Tang or any of their respective Representatives prior to or in connection with the transactions contemplated by this Agreement. Confidential Information shall include all information related to any aspect of the business of Seller or its subsidiaries which is either information not known by any actual or potential competitors of Seller, or is proprietary information of Seller or its subsidiaries, or used by Seller or its subsidiaries, whether of a technical nature or otherwise. Confidential Information also includes without limitation inventions, discoveries, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities or financial statements.

Section 5.2. Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, each of Seller and Purchaser shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all necessary action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

Section 5.3. D&O Indemnity.

(a) Purchaser shall ensure, and shall cause the Company to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Closing Date, was a director, officer, employee or agent of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and by-laws shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Purchaser nor the Company or any Company Subsidiary following the Closing shall settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person.

(b) From and after the Closing Date, Purchaser shall, and shall cause the Company (or any Company Subsidiary, as the case may be) to, indemnify all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Closing Date, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after Closing Date, Purchaser shall, and shall cause the Company or such Company Subsidiary, from and after the Closing Date, to pay, as incurred, such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Purchaser shall, and shall cause the Company or such Company Subsidiary to, pay all reasonable expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.3 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement.

(c) Notwithstanding any other provisions hereof, the obligations of Purchaser under this Section 5.3 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser, or any of its successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, proper provision shall be made so that the successors and assigns of Purchaser honor the indemnification and other obligations set forth in this Section 5.3.

(d) The obligations of Purchaser under this Section 5.3 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.3 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.3 applies shall be third-party beneficiaries of this Section 5.3, each of whom may enforce the provisions of this Section 5.3).

Section 5.4. Public Announcements. Unless required by applicable Law or disclosure requirements of any stock exchange, Seller and Purchaser each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement.

Section 5.5. Notification of Certain Matters.

(a) Purchaser on the one hand, and Seller and the Company, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Purchaser or the Knowledge of Seller, threatened, against Seller, the Company, any of the Company Subsidiaries or Purchaser, as the case may be, or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.

(b) If prior to the Closing, Purchaser shall have knowledge of any breach of a representation, warranty, covenant, agreement or condition of Seller, Purchaser shall promptly notify Seller of such knowledge in reasonable detail.

Section 5.6. Preservation of Records.

(a) For a period of seven (7) years after the Closing Date or such other longer period required by applicable Law, Purchaser shall preserve and retain (i) all corporate, accounting, legal, auditing, human resources and other books and records of the Company and each of the Company Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) that are in possession by the Company or any Company Subsidiary on the Closing Date and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company relating to the conduct of the business and operations of the Company and each of the Company Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, Seller. If at any time after such seven-year period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to Seller. Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.6 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser or any of its successors or assigns (i) consolidates with or mergers into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser honor the indemnification or other obligations set forth in this Section 5.6.

(b) In the event and for so long as Purchaser, the Company, the Company Subsidiaries or Seller are (i) actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Company Subsidiaries or (ii) otherwise completing any Tax Returns or similar filings with any Governmental Entity involving the Company or any of the Company Subsidiaries, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 5.7. Resignation of Officers and Directors. At the written request of Purchaser (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall cause any so requested officer and member of the boards of directors of the Company and the Company Subsidiaries to tender his resignation from such position effective immediately prior to the Closing Date. No such requested resignation of an officer of the Company or the Company Subsidiaries shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.

Section 5.8. Transfer Taxes. Each party hereunder shall be responsible for paying stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees assessed against it arising from, or in connection with this Agreement or any other transaction (including the Restructuring) contemplated hereby (collectively, the “Transfer Taxes”) pursuant to all applicable Laws. Purchaser shall not withhold any amount as Transfer Taxes from the First Installment, the Second Installment or the Third Installment. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any Transfer Taxes that are actually imposed upon Seller pursuant to any applicable Law.

Section 5.9. Restructuring and IP Arrangements. As promptly as practicable, (i) Seller and Purchaser shall cause the completion of the restructuring of the Company and its subsidiaries (the “Restructuring”) and (ii) Seller and Purchaser shall cause the completion of the arrangements with respect to certain Intellectual Properties (the “IP Arrangement”), in each case in compliance with the applicable Law and the restructuring and intellectual property arrangement plan attached hereto as Annex B (the “Restructuring Plan”[ ]). The Restructuring and IP Arrangement include, among other things, the following steps: (a) the English and Chinese versions of the “Noah” trademark shall be transferred from Innovative Noah Electronic (Shenzhen) Co., Ltd. to Noah Education Technology (Shenzhen) Co., Ltd.; (b) net trade receivables of the ELP Business as of the Execution Date in the aggregate amount of RMB36,586,473 held by Chengdu Shidai Noah Information Technology Co., Ltd. (“Chengdu Shidai”) and Bright Sound Electronic Technology (Shenzhen) Co., Ltd. (“Bright Sound”), two members of the Seller Group, shall be transferred to one or more of the Company Subsidiaries; (c) inventories of the ELP Business as of the Execution Date in the aggregate amount of RMB550,848 held by Chengdu Shidai and Bright Sound shall be transferred to one or more of the Company Subsidiaries; (d) Cash and Cash Equivalents in the aggregate amount of RMB52,286,275 held by the Company Subsidiaries as of the Execution Date shall be transferred to one or more members of the Seller Group (for the avoidance of doubt, such amount shall not be included in the adjustment for calculating the Second Installment); (e) intangible assets of the ELP Business held by Chengdu Shidai, Bright Sound and Noah Education Technologies (Shenzhen) Ltd. shall be transferred to one or more of the Company Subsidiaries in accordance with the Restructuring Plan; (f) Purchaser and Seller shall cause the completion of the transfer of fixed assets as provided in Annex D attached hereto; and (g) Innovative Noah Electronic (Shenzhen) Co., Ltd., a Company Subsidiary, shall repay RMB51,158,170 (the “Repaid Inter-Company Balance”) that it owed as of the Execution Date to one or more members of the Seller Group.

The parties hereto agree that, except for the Repaid Inter-Company Balance and such other amounts set forth in the calculation of the Second Installment, (a) any amounts owed by any Target Company to any member of the Seller Group as of the Execution Date, together with accrued interest thereon, shall be irrevocably waived, and forgiven in full, by the applicable members of the Seller Group, effective as of the Closing, and (b) any amounts owed by any member of the Seller Group to any Target Company as of the Execution Date, together with accrued interest, shall be irrevocably waived, and forgiven in full, by the applicable Target Company, effective as of the Closing.

Section 5.10. Conduct of Purchaser. Purchaser shall not, from the date of this Agreement to the Closing Date, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.11. Operation of ELP Business. Purchaser shall be responsible for (i) managing the operations of the Company Subsidiaries’ electronic learning product business (the “ELP Business”) and providing any working capital or other resources that are needed for the operation of the ELP Business and (ii) the earnings and/or losses of the ELP Business, in each case, during the period starting on the day immediately after the date hereof and ending on the Closing Date.

Section 5.12. Release of Pledge. Seller shall deliver the Pledged Seller Share Certificates to Purchaser (i) upon Seller’s receipt in full of the Second Installment and the Third Installment or (ii) upon receipt of a written notification from Purchaser that Purchaser needs to sell certain of its Pledged Seller Shares to raise funds for payments of the Second Installment or the Third Installment, provided that before Seller’s receipt in full of the Second Installment and the Third Installment, Purchaser shall not sell any Pledged Seller Shares (or any American Depositary Receipt converted therefrom) for any purpose other than to raise funds for payments of the Second Installment or the Third Installment.

Section 5.13. Indemnification for Employee Claims. Purchaser shall be responsible for any claims made by any employee (including former employees) of any Target Company who was employed by any Target Company or any member of the Seller Group before Closing (each a “Transferred Employee”), including claims for any kind of compensation based on such Transferred Employee’s previous employment with any Target Company or any member of the Seller Group. Each of Purchaser and Mr. Tang hereby jointly and severally agrees to indemnify and hold harmless the Seller Group from and against any and all Indemnifiable Losses suffered by any member of the Seller Group as a result of, or based upon or arising from any claim made by any Transferred Employee based on his/her employment with any Target Company or member of the Seller Group prior to Closing. “Indemnifiable Loss” in this paragraph means, with respect to any Person, any Action, cost, damage, disbursement, expense, Liability, loss, deficiency, obligation, penalty or settlement of any kind or nature. Without limiting the generality of the immediately preceding sentence, “Indemnifiable Loss” shall include, but shall not be limited to, (a) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (b) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller or Purchaser, as appropriate, at or before the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b) Restructuring. The transfer of all equity interests in Noah Education Technology (Shenzhen) Co., Ltd. from the Company to Trump Global Limited shall have been completed, as evidenced by the registration at the Shenzhen Municipal Administration for Industry and Commerce.

Section 6.2. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the material agreements and covenants of Seller to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. The representations and warranties of Seller contained in Article III shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect.

Section 6.3. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the material agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.

Section 6.4. Frustration of Closing Conditions. Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 7.1(b) shall have complied with its obligations, if any, under Section 5.2;

(c) by Seller, if: (i) any of the representations and warranties of Purchaser contained in Article IV shall fail to be true and correct, or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) which is not curable or, if curable, is not cured on or before the thirtieth (30th) day after written notice thereof is given by Seller to Purchaser; provided, that Seller may not terminate this Agreement pursuant to this Section 7.1(c) if Seller is in breach of this Agreement; or

(d) by Purchaser, if there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) which is not curable or, if curable, is not cured on or before the thirtieth (30th) day after written notice thereof is given by Purchaser to Seller; provided, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(d) if Purchaser is in breach of this Agreement.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Purchaser, on the one hand, or Seller, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Seller, Purchaser or the Company, except that Section 5.1 (Confidentiality), Article IX (Miscellaneous), and this Section 7.2 shall survive any termination of this Agreement. Nothing in this Section 7.2 shall (i) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of such party’s material breach of any provision of this Agreement or (ii) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE VIII

GUARANTEE

Section 8.1. Guarantee.

(a) Mr. Tang is executing this Agreement to guarantee the performance of Purchaser under this Agreement and any agreement executed pursuant to this Agreement. Mr. Tang guarantees irrevocably, absolutely and unconditionally and as a primary obligation that Purchaser shall fully, completely and timely pay and perform all of its obligations and assume all of its Liabilities contained in this Agreement and any agreement executed pursuant to this Agreement (the “Guaranteed Obligations”). If Purchaser fails or refuses to pay or perform any such obligations and Liabilities, Mr. Tang shall, upon the written request of Seller (a “Performance Demand”), immediately pay or perform such obligations, as applicable. A single Performance Demand shall be effective as to any specific default during the continuance of such default until Purchaser or Mr. Tang shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured.

(b) This Section 8.1 is a guarantee of payment and performance and not of collection. There are no conditions precedent to the enforcement of this Section 8.1. The obligations of Mr. Tang hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any invalidity, illegality or unenforceability against Purchaser of this Agreement or any agreement executed pursuant to this Agreement;

(ii) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement or any agreement executed pursuant to this Agreement;

(iii) any exercise or non-exercise by Seller of any right or privilege under this Agreement or any agreement executed pursuant to this Agreement or any notice of such exercise on non-exercise;

(iv) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of Law or otherwise, or any assignment of any Guaranteed Obligation by Seller;

(v) any change in the corporate existence, structure or ownership of Purchaser;

(vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser or its assets or any resulting release or discharge of any Guaranteed Obligation;

(vii) any requirement that Seller exhaust any right or remedy or take any action against Purchaser or any other Person before seeking to enforce the obligations of Mr. Tang under this Section 8.1;

(viii) the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Mr. Tang may have at any time against Purchaser, the Company or Seller or any other Person, whether in connection herewith or any unrelated transactions;

(ix) any other act or failure to act or delay of any kind by Purchaser, the Company or Seller or any other Person; or

(x) any other circumstance whatsoever that might, but for the provisions of this Section 8.1, constitute a legal or equitable discharge of the Guaranteed Obligations or the obligations of Mr. Tang hereunder, including but not limited to all defenses of a surety.

(c) This Section 8.1 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by Seller for any reason, including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Purchaser, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, Purchaser or any substantial part of its property, or otherwise, all as though such payments had not been made. Mr. Tang agrees that he will indemnify Seller on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller in connection with such rescission or restoration which amounts shall be in addition to all other obligations hereunder. If Seller is required to refund part or all of any payment of Purchaser with respect to any of the Guaranteed Obligations, such payment shall not constitute a release of Mr. Tang from any liability hereunder, and Mr. Tang’s liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.2. Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, the parties hereto, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.3. Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a) If to Seller, to:

Noah Education Holdings Ltd.

10/F Building B, Tianan High-Tech Venture Park

Futian, Shenzhen 518048, China

Attention: Mr. Dong Xu

Fax: +86-755-82049670

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

Suite 504, Two Exchange Square

8 Connaught Place, Central, Hong Kong

Attention: Mr. Weiheng Chen

Fax: +852-2168-0701

(b)	if to Purchaser or Mr. Tang, to:

Building C2, Floor 4

Tianfu Software Park, Tianfu Avenue, Hi-tech Zone

Chengdu 610041, China

Attention: Mr. Benguo Tang

Fax: +86-28-85308878;

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 9.3 to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 9.4. Entire Agreement. This Agreement together with all of the Annexes contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

Section 9.5. Release. Effective as of the Closing Date, Purchaser (the “Releasor”), on behalf of itself and its respective officers, directors, stockholders, subsidiaries and Affiliates and Representatives and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and its past, present and future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel, agents and Representatives (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, since the beginning of time, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date. Each Releasor shall not, and shall cause its respective officers, directors, stockholders, subsidiaries and Affiliates and each of their respective successors and assigns, not to, assert any claim against the Releasees. Notwithstanding the foregoing, Purchaser does not release its rights and interests under this Agreement and the Confidentiality Agreement.

Section 9.6. Binding Effect; Benefit; Assignment; Joinder.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.3 (D&O Indemnity), Section 5.8 (Transfer Taxes), Section 9.5 (Release) and Section 9.13 (Specific Enforcement) shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 9.6 will be void.

Section 9.7. Survival. None of the representations, warranties, agreements or covenants set forth in this Agreement or in any certificate or document delivered at, or prior to, the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, and thereafter none of Seller or Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. Purchaser shall have no post-Closing remedy for breaches of any representation, warranty, agreement or covenant set forth in this Agreement or in any certificate delivered at the Closing; provided, that notwithstanding the foregoing, the agreements and covenants set forth in Article I, Article II and this Article IX and Section 5.3 (D&O Indemnity), Section 5.4 (Public Announcements), Section 5.6 (Preservation of Records), Section 5.8 (Transfer Taxes) and Section 5.13 (Indemnification for Employee Claims) shall survive in accordance with their terms.

Section 9.8. Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 9.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image; provided, that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.

Section 9.10. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States, without regard to conflicts of laws principles thereunder.

Section 9.11. Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through arbitration.

(a) A Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to the other party to the Dispute (the “Arbitration Notice”).

(b) The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Center Administered Arbitration Rules in force when the Arbitration Notice is submitted in accordance with the said Rules. There shall be three (3) arbitrators. The claimants in the Dispute shall nominate one (1) arbitrator and the respondents in the Dispute shall nominate one (1) arbitrator within fifteen (15) days after the delivery of the Arbitration Notice to the respondents in the Dispute. Both arbitrators shall agree on the third arbitrator within fifteen (15) days of their appointment. In the event any arbitrator has not been timely appointed, such arbitrator shall be appointed by Secretary General of the Hong Kong International Arbitration Center. The arbitration shall be conducted in English.

(c) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(d) When any Dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties hereto shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(e) The award of the arbitration tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Any party hereto shall be entitled to seek preliminary injunctive relief, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 9.12. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 9.13. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by Seller to cause Purchaser to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.14. Language. This Agreement has been executed in English; provided that the Restructuring Plan is prepared in Chinese only.

Section 9.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIRST WIN TECHNOLOGIES LTD.
[Chop of First Win Technologies for authorized signature(s) is affixed]

By:	/s/ Benguo Tang
Name:
Title:

NOAH EDUCATION HOLDINGS LTD.
[Chop of Noah Education Holdings Ltd. is affixed]

By:	/s/ Dong Xu
Name:
Title:

/s/ Benguo Tang
MR. BENGUO TANG

ANNEX A

ADDITIONAL DEFINED TERMS

Defined Term	Section
Agreement	Preamble
Annexes	Section 1.4
Arbitration Notice	Section 9.11(a)
Bright Sound	Section 5.9
Chengdu Shidai	Section 5.9
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Company	Preamble
Confidential Information	Section 5.1
Dispute	Section 9.11
Execution Date	Section 1.7
ELP Business	Section 5.11
First Installment Date	Section 2.1(a)(i)
Guaranteed Obligations	Section 8.1(a)
Indemnifiable Loss	Section 5.13
Indemnified Persons	Section 5.3(a)
IP Arrangement	Section 5.9
Knowledge of Purchaser	Section 1.5(b)
Knowledge of Seller	Section 1.5(a)
Mr. Tang	Preamble
Original SPA	Recitals
Performance Demand	Section 8.1(a)
Pledged Seller Share Certificates	Section 2.2(c)
Purchaser	Preamble
Releasee	Section 9.5
Releasor	Section 9.5
Restructuring	Section 5.9
Restructuring Plan	Section 5.9
Seller	Preamble
Shares	Recitals
Transaction	Recitals
Transfer Taxes	Section 5.8
Transferred Employees	Section 5.13

ANNEX B-1

SELLER KNOWLEDGE PERSONS

Mr. Dong XU

ANNEX B-2

PURCHASER KNOWLEDGE PERSONS

Mr. Benguo TANG

ANNEX C

RESTRUCTURING PLAN

ANNEX D

TRANSFER OF FIXED ASSETS